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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pioneer Drilling Company:

        We consent to the use of our report dated June 23, 2004, with respect to the consolidated balance sheets of Pioneer Drilling Company and subsidiaries as of March 31, 2004 and 2003 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended March 31, 2004, incorporated herein by reference.

/s/ KPMG LLP

San Antonio, Texas
August 5, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM